Exhibit 99.1

Yum China Reports Third Quarter 2023 Results

Total Revenues grew 9%, or 15% in constant currency; System Sales grew 15% in constant currency;

Operating Profit grew 2% to $323 million, or 9% in constant currency, Adjusted Operating Profit of $327 million reached a record;

Record year-to-date store openings of 1,155 net new adds, on track for full-year net new store target

Shanghai, China (October 31, 2023) – Yum China Holdings, Inc. (the "Company" or "Yum China") (NYSE: YUMC and HKEX: 9987) today reported unaudited results for the third quarter ended September 30, 2023.

Third Quarter Highlights

•
Total revenues increased 9% year over year to $2.91 billion from $2.68 billion (a 15% increase in constant currency).
•
Total system sales increased 15% year over year, with increases of 15% at KFC and 13% at Pizza Hut in constant currency. Growth was mainly attributable to new unit contribution, same-store sales and lapping of temporary closures in the prior year.
•
Same-store sales increased 4% year over year, with increases of 4% at KFC and 2% at Pizza Hut in constant currency.
•
Opened 500 net new stores during the quarter; total store count reached 14,102, as of September 30, 2023.
•
Operating Profit increased 2% year over year to $323 million from $316 million (a 9% increase in constant currency), primarily driven by sales leveraging.
•
Adjusted Operating Profit increased 3% year over year to $327 million from $318 million (a 10% increase in constant currency).
•
Restaurant margin was 17.0%, compared with 18.8% in the prior year period, mainly due to lapping of austerity measures and temporary relief in the prior year.
•
Effective tax rate was 27.5%.
•
Net Income increased 18% to $244 million from $206 million in the prior year period, primarily due to the increase in Operating Profit and higher interest income.
•
Adjusted Net Income increased 19% to $248 million from $208 million in the prior year period (a 27% increase in constant currency). Adjusted Net Income includes the net losses of $3 million and $12 million in the third quarter of 2023 and 2022, respectively, from the mark-to-market equity investment in Meituan. Excluding such losses, Adjusted Net Income increased 14% year over year (a 21% increase in constant currency).
•
Diluted EPS increased 18% to $0.58 from $0.49 in the prior year period.
•
Adjusted Diluted EPS increased 20% to $0.59 from $0.49 in the prior year period (a 29% increase in constant currency). Excluding the net losses from the mark-to-market equity investments in the third quarter of 2023 and 2022, as aforementioned, Adjusted Diluted EPS increased 15% year over year (a 21% increase in constant currency).

Key Financial Results

	Third Quarter 2023				Year to Date Ended 9/30/2023
	% Change				% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	+15	+4	+14	+2	+20	+8	+14	+69
KFC	+15	+4	+14	+4	+21	+9	+14	+54
Pizza Hut	+13	+2	+14	(5)	+19	+7	+14	+52

Yum China Holdings, Inc. • Shanghai, China • Website http://ir.yumchina.com

	Third Quarter				Year to Date Ended 9/30
(in US$ million, except			% Change				% Change
per share data and percentages)	2023	2022	Reported	Ex F/X	2023	2022	Reported	Ex F/X
Operating Profit	$323	$316	+2	+9	$996	$588	+69	+79
Adjusted Operating Profit(1)	$327	$318	+3	+10	$1,005	$593	+69	+79
Net Income	$244	$206	+18	+26	$730	$389	+88	+98
Adjusted Net Income(1)	$248	$208	+19	+27	$739	$394	+88	+98
Basic Earnings Per Common Share	$0.59	$0.49	+20	+27	$1.75	$0.92	+90	+101
Adjusted Basic Earnings Per Common Share(1)	$0.60	$0.49	+22	+27	$1.77	$0.93	+90	+101
Diluted Earnings Per Common Share	$0.58	$0.49	+18	+27	$1.73	$0.92	+88	+99
Adjusted Diluted Earnings Per Common Share(1)	$0.59	$0.49	+20	+29	$1.75	$0.93	+88	+99

1 See “Reconciliation of Reported GAAP Results to non-GAAP Adjusted Measures” included in the accompanying tables of this release for further details.

Note: All comparisons are versus the same period a year ago.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X. Effective January 1, 2018, temporary store closures are normalized in the same-store sales calculation by excluding the period during which stores are temporarily closed.

CEO and CFO Comments

Joey Wat, CEO of Yum China, commented, “We delivered a record third quarter in total revenues, adjusted operating profit and net new store openings. System sales grew 15% and adjusted operating profit excluding temporary reliefs grew 21% in constant currency. For the first nine months of the year, operating profit and adjusted operating profit also set new records, reaching around $1 billion. Our robust supply chain, industry-leading digital ecosystem and strong innovation capabilities have enabled us to stay agile in evolving market conditions. We continued to enrich our core menu offerings and launch targeted, engaging campaigns to drive incremental traffic. Beef burger and whole chicken categories combined make up more than 6% of KFC's sales mix, exceeding that of the Original Recipe Chicken. KFC’s collaboration with Honkai: Star Rail, a popular e-game, broadened our customer reach and grew our membership base. Furthermore, we are expanding our price range to appeal to a broader customer base, tapping into underserved consumers. At Pizza Hut, we continue to expand pizza selections priced below RMB 50, to capture this very significant segment of the overall pizza market. At KFC, our offers range from premium products such as Ultra Cheese 2.0 Beef Burger to RMB 19.9 3-item value combos to address diverse customer preferences.”

“We accelerated new store openings in the quarter, adding 500 net new stores. With 1,155 net new stores in the first three quarters of this year, we are on track to meet our updated full-year target of 1,400 to 1,600. Importantly, our new store payback periods and unit economics remain healthy. At our Investor Day in September, we shared our views on the vast, untapped potential that China continues to offer, even with moderate economic growth. With our “RGM 2.0” strategy, we are focusing on growth while reinforcing resilience and widening our strategic moats. We have set a clear roadmap and growth targets for 2024 to 2026. These include 20,000 stores by 2026 and a return of $3 billion to shareholders through cash dividends and share repurchases during the same three-year period. We are confident in our capabilities to capture growth opportunities,” Wat concluded.

Andy Yeung, CFO of Yum China, added, “In the third quarter, we achieved robust results despite macroeconomic headwinds. Same-store sales growth was solid on a year-over-year basis, and maintained at approximately 90% of the 2019 level in the quarter. But we observed softening consumer demand emerged in late September through October. Looking ahead, the fourth quarter is a seasonally small quarter in terms of sales and profits; hence small fluctuations in sales could have a more pronounced impact on our margins. It is important to highlight that during the fourth quarter last year, we received temporary relief of $26 million, which is not expected to repeat this year. Last year, we also experienced staffing shortages due to widespread COVID infections. This year, we are returning to more normalized operations and staffing levels at our restaurants. The post-pandemic economic recovery is shaping up to be a “wave-like” and “non-linear” process. So, we will continue to stay agile and take actions to drive sales and cost-efficiency in these evolving market conditions. However, the overall trend towards recovery is evident this year, and many of our performance metrics are setting new records. We remain excited about the significant opportunities China presents and confident in delivering sustainable growth and long-term value to our shareholders. We are proud to report that we returned $211 million to shareholders in the third quarter, through cash dividends and share repurchases, and are on track to return $600 to 800 million for the full year.”

Share Repurchases and Dividends

•
During the third quarter, the Company repurchased approximately 2.9 million shares of Yum China common stock for $157 million at an average price of $54.91 per share. As of September 30, 2023, approximately $870 million remained available for future share repurchases under the current authorization.
•
The Board declared a cash dividend of $0.13 per share on Yum China’s common stock, payable on December 19, 2023 to shareholders of record as of the close of business on November 28, 2023.

Digital and Delivery

•
KFC and Pizza Hut loyalty programs exceeded 460 million members combined, as of quarter-end. Member sales accounted for approximately 65% of system sales in the third quarter of 2023.
•
Delivery contributed approximately 35% of KFC and Pizza Hut’s Company sales in the third quarter of 2023, a decrease of 3% compared with the prior year period.
•
Digital orders, including delivery, mobile orders and kiosk orders, accounted for approximately 89% of KFC and Pizza Hut’s Company sales in the third quarter of 2023.

KFC and Pizza Hut Total	Third Quarter		Year to Date Ended 9/30
	2023	2022	2023	2022
Member count (as of period-end)	460 million+	400 million+	460 million+	400 million+
Member sales as % of system sales	~65%	~62%	~65%	~62%
Delivery as % of Company sales	~35%	~38%	~36%	~37%
Digital orders as % of Company sales	~89%	~91%	~89%	~89%

New-Unit Development and Asset Upgrade

•
The Company opened 500 net new stores in the third quarter of 2023, mainly driven by development of the KFC and Pizza Hut brands.
•
The Company remodeled 194 stores in the third quarter of 2023.

	Net New Units		Restaurant Count
	Third Quarter	Year to Date	As of September 30
	2023	Ended 9/30/2023	2023	2022
Yum China	500	1,155	14,102	12,409
KFC	355	823	9,917	8,675
Pizza Hut	130	299	3,202	2,806
Others(2)	15	33	983	928

2 Others include Taco Bell, Lavazza, Little Sheep, Huang Ji Huang, and for 2022, COFFii & JOY.

Restaurant Margin

•
Restaurant margin was 17.0% in the third quarter of 2023 compared with 18.8% in the prior year period, driven primarily by lapping of the austerity measures and temporary relief in the prior year, higher promotion costs and wage inflation, partially offset by sales leveraging and favorable commodity prices.

	Third Quarter			Year to Date Ended 9/30
	2023	2022	ppts change	2023	2022	ppts change
Yum China	17.0%	18.8%	(1.8)	17.9%	15.1%	+2.8
KFC	18.6%	20.6%	(2.0)	19.4%	16.6%	+2.8
Pizza Hut	12.7%	13.4%	(0.7)	13.1%	11.1%	+2.0

2023 Outlook

The Company's fiscal year 2023 targets were updated at Investor Day on September 14, 2023:

•
To open approximately 1,400 to 1,600 net new stores, an increase of 300 stores from the previous target.
•
To make capital expenditures in the range of approximately $700 million to $900 million, unchanged from the previous target.

Company Updates

•
On September 14, 2023, the Company announced the following financial and operating targets at its Investor Day:
o
To reach total count of 20,000 stores by 2026.
o
To achieve high-single-to-double-digit CAGR for system sales and operating profit, and double-digit EPS CAGR from 2024 to 2026, compared to base year 2023 and in constant currency.
o
To return approximately $3 billion to shareholders through quarterly dividends and share repurchases from 2024 to 2026.
•
On September 27, 2023, the Company was named to Fortune’s 2023 Change the World list, an annual list that recognizes a select group of companies that have had a positive social impact through activities that are part of their core business strategy. Yum China was one of 59 companies worldwide – and the only restaurant company – selected for the recognition.

Note on Non-GAAP Measures

Reported GAAP results include Special Items, which are excluded from non-GAAP adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China. See “Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures” within this release. In addition, for the non-GAAP measures of Restaurant profit and Restaurant margin, see “Reconciliation of GAAP Operating Profit to Restaurant Profit” under “Segment Results” within this release.

Other Information

In this release, the Company has also disclosed the change in adjusted operating profit excluding temporary relief. This temporary relief was provided by landlords and government agencies, and consisted of $1 million in the third quarter of 2023 and $30 million in the third quarter of 2022. The temporary relief received primarily related to the COVID-19 pandemic, and is not expected to recur. The Company believes this information is useful to investors because it facilitates greater comparability between periods.

Conference Call

Yum China’s management will hold an earnings conference call at 8:00 p.m. U.S. Eastern Time on Tuesday, October 31, 2023 (8:00 a.m. Beijing/Hong Kong Time on Wednesday, November 1, 2023).

A live webcast of the call may be accessed at https://edge.media-server.com/mmc/p/bpvn2yvj.

To join by phone, please register in advance of the conference through the link provided below. Upon registering, you will be provided with participant dial-in numbers, a passcode and a unique access PIN.

Pre-registration link: https://s1.c-conf.com/diamondpass/10033304-ahyd6f.html

A replay of the conference call will be available one hour after the call ends until Wednesday, November 8, 2023 and may be accessed by phone using the following numbers:

U.S.:	1 855 883 1031
Mainland China:	400 1209 216
Hong Kong:	800 930 639
U.K.:	0800 031 4295

Replay access code:	10033304

Additionally, this earnings release, the accompanying slides, as well as the live and archived webcast of this conference call will be available at Yum China’s Investor Relations website at http://ir.yumchina.com.

For important news and information regarding Yum China, including our filings with the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange, visit Yum China's Investor Relations website at http://ir.yumchina.com. Yum China uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2023 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook,” “commit” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, growth, business plans, investment, dividend and share repurchase plans, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, pace of recovery of Yum China's business, the anticipated effects of our innovation, digital and delivery capabilities and investments on growth and beliefs regarding the long-term drivers of Yum China’s business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, changes in public health conditions, including the COVID-19 pandemic, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China is the largest restaurant company in China with a mission to make every life taste beautiful. The Company has over 400,000 employees and operates over 14,000 restaurants under six brands across 1,900 cities in China. KFC and Pizza Hut are the leading brands in the quick-service and casual dining restaurant spaces in China, respectively. Taco Bell offers innovative Mexican-inspired food. Yum China has also partnered with Lavazza to develop the Lavazza coffee concept in China. Little Sheep and Huang Ji Huang specialize in Chinese cuisine. Yum China has a world-class, digitalized supply chain which includes an extensive network of logistics centers nationwide and an in-house supply chain management system. Its strong digital capabilities and loyalty program enable the Company to reach customers faster and serve them better. Yum China is a Fortune 500 company with the vision to be the world’s most innovative pioneer in the restaurant industry. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 / +852 2267 5801 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	9/30/2023	9/30/2022	B/(W)		9/30/2023	9/30/2022	B/(W)
Revenues
Company sales	$2,759	$2,561	8		$8,048	$7,135	13
Franchise fees and income	23	22	7		69	65	8
Revenues from transactions with franchisees	100	80	25		282	219	29
Other revenues	32	22	41		86	62	39
Total revenues	2,914	2,685	9		8,485	7,481	13
Costs and Expenses, Net
Company restaurants
Food and paper	858	787	(9)		2,466	2,206	(12)
Payroll and employee benefits	699	603	(16)		2,047	1,819	(12)
Occupancy and other operating expenses	732	691	(6)		2,098	2,034	(3)
Company restaurant expenses	2,289	2,081	(10)		6,611	6,059	(9)
General and administrative expenses	169	157	(8)		485	449	(8)
Franchise expenses	9	9	2		28	27	—
Expenses for transactions with franchisees	95	76	(24)		270	212	(28)
Other operating costs and expenses	29	18	(62)		77	53	(45)
Closures and impairment expenses, net	—	4	NM		17	20	15
Other expenses, net	—	24	100		1	73	98
Total costs and expenses, net	2,591	2,369	(9)		7,489	6,893	(9)
Operating Profit	323	316	2		996	588	69
Interest income, net	46	25	86		124	51	145
Investment loss	(4)	(15)	75		(32)	(32)	(1)
Income Before Income Taxes and Equity in Net Earnings (Losses) from Equity Method Investments	365	326	12		1,088	607	79
Income tax provision	(100)	(97)	(3)		(296)	(183)	(62)
Equity in net earnings (losses) from equity method investments	2	(2)	NM		2	(4)	NM
Net income – including noncontrolling interests	267	227	18		794	420	89
Net income – noncontrolling interests	23	21	(14)		64	31	(110)
Net Income – Yum China Holdings, Inc.	$244	$206	18		$730	$389	88
Effective tax rate	27.5%	29.9%	2.4	ppts.	27.2%	30.1%	2.9	ppts.

Basic Earnings Per Common Share	$0.59	$0.49			$1.75	$0.92
Weighted-average shares outstanding (in millions)	416	420			417	422

Diluted Earnings Per Common Share	$0.58	$0.49			$1.73	$0.92
Weighted-average shares outstanding (in millions)	420	424			421	426

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	31.1	30.7	(0.4)	ppts.	30.6	30.9	0.3	ppts.
Payroll and employee benefits	25.3	23.5	(1.8)	ppts.	25.4	25.5	0.1	ppts.
Occupancy and other operating expenses	26.6	27.0	0.4	ppts.	26.1	28.5	2.4	ppts.
Restaurant margin	17.0%	18.8%	(1.8)	ppts.	17.9%	15.1%	2.8	ppts.
Operating margin	11.7%	12.3%	(0.6)	ppts.	12.4%	8.2%	4.2	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	9/30/2023	9/30/2022	B/(W)		9/30/2023	9/30/2022	B/(W)
Revenues
Company sales	$2,154	$1,992	8		$6,274	$5,554	13
Franchise fees and income	16	15	6		48	44	9
Revenues from transactions with franchisees	12	9	40		33	24	38
Other revenues	4	1	152		13	6	114
Total revenues	2,186	2,017	8		6,368	5,628	13
Costs and Expenses, Net
Company restaurants
Food and paper	666	607	(10)		1,914	1,712	(12)
Payroll and employee benefits	528	449	(18)		1,538	1,363	(13)
Occupancy and other operating expenses	560	526	(6)		1,603	1,557	(3)
Company restaurant expenses	1,754	1,582	(11)		5,055	4,632	(9)
General and administrative expenses	68	63	(10)		203	191	(7)
Franchise expenses	8	8	2		24	23	—
Expenses for transactions with franchisees	11	8	(35)		29	22	(33)
Other operating costs and expenses	3	1	(201)		11	4	(159)
Closures and impairment expenses, net	—	3	99		9	11	18
Other expenses, net	—	24	100		2	75	97
Total costs and expenses, net	1,844	1,689	(9)		5,333	4,958	(8)
Operating Profit	$342	$328	4		$1,035	$670	54
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	30.9	30.5	(0.4)	ppts.	30.5	30.8	0.3	ppts.
Payroll and employee benefits	24.5	22.5	(2.0)	ppts.	24.5	24.5	—	ppts.
Occupancy and other operating expenses	26.0	26.4	0.4	ppts.	25.6	28.1	2.5	ppts.
Restaurant margin	18.6%	20.6%	(2.0)	ppts.	19.4%	16.6%	2.8	ppts.
Operating margin	15.8%	16.5%	(0.7)	ppts.	16.5%	12.1%	4.4	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	9/30/2023	9/30/2022	B/(W)		9/30/2023	9/30/2022	B/(W)
Revenues
Company sales	$591	$556	6		$1,728	$1,541	12
Franchise fees and income	2	2	15		6	6	5
Revenues from transactions with franchisees	1	1	11		3	3	11
Other revenues	5	2	126		13	6	132
Total revenues	599	561	7		1,750	1,556	13
Costs and Expenses, Net
Company restaurants
Food and paper	187	176	(7)		537	481	(12)
Payroll and employee benefits	167	149	(11)		496	437	(13)
Occupancy and other operating expenses	162	156	(4)		469	452	(4)
Company restaurant expenses	516	481	(7)		1,502	1,370	(10)
General and administrative expenses	30	27	(13)		89	84	(6)
Franchise expenses	1	1	(13)		3	3	(7)
Expenses for transactions with franchisees	1	1	(12)		3	3	(11)
Other operating costs and expenses	4	2	(127)		11	5	(129)
Closures and impairment expenses, net	—	—	19		5	1	NM
Total costs and expenses, net	552	512	(8)		1,613	1,466	(10)
Operating Profit	$47	$49	(5)		$137	$90	52
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	31.7	31.6	(0.1)	ppts.	31.1	31.2	0.1	ppts.
Payroll and employee benefits	28.1	26.9	(1.2)	ppts.	28.7	28.4	(0.3)	ppts.
Occupancy and other operating expenses	27.5	28.1	0.6	ppts.	27.1	29.3	2.2	ppts.
Restaurant margin	12.7%	13.4%	(0.7)	ppts.	13.1%	11.1%	2.0	ppts.
Operating margin	7.9%	8.8%	(0.9)	ppts.	7.9%	5.9%	2.0	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	9/30/2023	12/31/2022
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,131	$1,130
Short-term investments	2,001	2,022
Accounts receivable, net	62	64
Inventories, net	419	417
Prepaid expenses and other current assets	310	307
Total Current Assets	3,923	3,940
Property, plant and equipment, net	2,117	2,118
Operating lease right-of-use assets	2,083	2,219
Goodwill	1,879	1,988
Intangible assets, net	147	159
Long-term bank deposits and notes	1,237	680
Equity investments	319	361
Deferred income tax assets	106	113
Other assets	259	248
Total Assets	12,070	11,826

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	2,129	2,096
Short-term borrowings	210	2
Income taxes payable	133	68
Total Current Liabilities	2,472	2,166
Non-current operating lease liabilities	1,787	1,906
Non-current finance lease liabilities	41	42
Deferred income tax liabilities	364	390
Other liabilities	147	162
Total Liabilities	4,811	4,666

Redeemable Noncontrolling Interest	13	12

Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 415 million shares and 419 million shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively.	4	4
Additional paid-in capital	4,382	4,390
Retained earnings	2,526	2,191
Accumulated other comprehensive loss	(341)	(103)
Total Yum China Holdings, Inc. Stockholders' Equity	6,571	6,482
Noncontrolling interests	675	666
Total Equity	7,246	7,148
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$12,070	$11,826

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Year to Date Ended
	9/30/2023	9/30/2022
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$794	$420
Depreciation and amortization	339	467
Non-cash operating lease cost	301	333
Closures and impairment expenses	17	20
Investment loss	32	32
Equity in net (earnings) losses from equity method investments	(2)	4
Distributions of income received from equity method investments	8	7
Deferred income taxes	(6)	(7)
Share-based compensation expense	46	31
Changes in accounts receivable	(2)	(6)
Changes in inventories	(25)	71
Changes in prepaid expenses, other current assets and VAT assets	(10)	216
Changes in accounts payable and other current liabilities	112	(19)
Changes in income taxes payable	71	70
Changes in non-current operating lease liabilities	(295)	(299)
Other, net	(46)	(11)
Net Cash Provided by Operating Activities	1,334	1,329
Cash Flows – Investing Activities
Capital spending	(499)	(509)
Purchases of short-term investments, long-term bank deposits and notes	(3,287)	(4,290)
Maturities of short-term investments, long-term bank deposits and notes	2,730	4,226
Acquisition of business, net of cash acquired	—	(23)
Other, net	4	3
Net Cash Used in Investing Activities	(1,052)	(593)
Cash Flows – Financing Activities
Proceeds from short-term borrowings	212	—
Repurchase of shares of common stock	(280)	(411)
Cash dividends paid on common stock	(162)	(152)
Dividends paid to noncontrolling interests	(37)	(29)
Contributions from noncontrolling interests	35	18
Payment of acquisition related holdback	(3)	(7)
Other, net	(5)	(2)
Net Cash Used in Financing Activities	(240)	(583)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(41)	(78)
Net Increase in Cash, Cash Equivalents and Restricted Cash	1	75
Cash, Cash Equivalents, and Restricted Cash - Beginning of Period	1,130	1,136
Cash, Cash Equivalents, and Restricted Cash - End of Period	$1,131	$1,211

In this press release:

•
The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.
•
System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned and franchise restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise restaurants typically generate ongoing franchise fees for the Company at an average rate of approximately 6% of system sales. Franchise restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.
•
Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed. We refer to these as our "base" stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, including stores temporarily closed, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.
•
Company sales represent revenues from Company-owned restaurants. Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales, including cost of food and paper, restaurant-level payroll and employee benefits, rent, depreciation and amortization of restaurant-level assets, advertising expenses, and other operating expenses. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.
•
Certain comparative items in the Condensed Consolidated Financial Statements have been reclassified to conform to the current period’s presentation to facilitate comparison.

Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides non-GAAP measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted Earnings Per Common Share ("EPS"), Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for equity in net earnings (losses) from equity method investments, income tax, interest income, net, investment gain or loss, certain non-cash expenses, consisting of depreciation and amortization as well as store impairment charges, and Special Items. We also use Restaurant profit and Restaurant margin (as defined above) for the purposes of internally evaluating the performance of our Company-owned restaurants and we believe Restaurant profit and Restaurant margin provide useful information to investors as to the profitability of our Company-owned restaurants.

The following table set forth the reconciliation of the most directly comparable GAAP financial measures to the non-GAAP adjusted financial measures. The reconciliation of GAAP Operating Profit to Restaurant Profit is presented in Segment Results within this release.

	Quarter Ended		Year to Date Ended
	9/30/2023	9/30/2022	9/30/2023	9/30/2022

Non-GAAP Reconciliations

Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$323	$316	$996	$588
Special Items, Operating Profit	(4)	(2)	(9)	(5)
Adjusted Operating Profit	$327	$318	$1,005	$593
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$244	$206	$730	$389
Special Items, Net Income –Yum China Holdings, Inc.	(4)	(2)	(9)	(5)
Adjusted Net Income – Yum China Holdings, Inc.	$248	$208	$739	$394
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$0.59	$0.49	$1.75	$0.92
Special Items, Basic Earnings Per Common Share	(0.01)	—	(0.02)	(0.01)
Adjusted Basic Earnings Per Common Share	$0.60	$0.49	$1.77	$0.93
Diluted Earnings Per Common Share	$0.58	$0.49	$1.73	$0.92
Special Items, Diluted Earnings Per Common Share	(0.01)	—	(0.02)	(0.01)
Adjusted Diluted Earnings Per Common Share	$0.59	$0.49	$1.75	$0.93
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	27.5%	29.9%	27.2%	30.1%
Impact on effective tax rate as a result of Special Items	0.3%	0.2%	0.2%	0.2%
Adjusted effective tax rate	27.2%	29.7%	27.0%	29.9%

Net income, along with the reconciliation to Adjusted EBITDA, is presented below:

	Quarter Ended		Year to Date Ended
	9/30/2023	9/30/2022	9/30/2023	9/30/2022
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$244	$206	$730	$389
Net income – noncontrolling interests	23	21	64	31
Equity in net (earnings) losses from equity method investments	(2)	2	(2)	4
Income tax provision	100	97	296	183
Interest income, net	(46)	(25)	(124)	(51)
Investment loss	4	15	32	32
Operating Profit	323	316	996	588
Special Items, Operating Profit	4	2	9	5
Adjusted Operating Profit	327	318	1,005	593
Depreciation and amortization	111	150	339	467
Store impairment charges	3	7	24	37
Adjusted EBITDA	$441	$475	$1,368	$1,097

Details of Special Items are presented below:

	Quarter Ended		Year to Date Ended
	9/30/2023	9/30/2022	9/30/2023	9/30/2022

Share-based compensation expense for Partner PSU Awards(1)	$(4)	$(2)	$(9)	$(5)
Special Items, Operating Profit	(4)	(2)	(9)	(5)
Tax effect on Special Items(2)	—	—	—	—
Special Items, net income – including noncontrolling interests	(4)	(2)	(9)	(5)
Special Items, net income – noncontrolling interests	—	—	—	—
Special Items, Net Income –Yum China Holdings, Inc.	$(4)	$(2)	$(9)	$(5)
Weighted-average Diluted Shares Outstanding (in millions)	420	424	421	426
Special Items, Diluted Earnings Per Common Share	$(0.01)	$—	$(0.02)	$(0.01)

(1)
In February 2020, the Company granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants to the same employees during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance.
(2)
The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.

The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as equity in net earnings (losses) from equity method investments, income tax, interest income, net, investment gain or loss, depreciation and amortization, store impairment charges, and Special Items. Store impairment charges included as an adjustment item in Adjusted EBITDA primarily resulted from our semi-annual impairment evaluation of long-lived assets of individual restaurants, and additional impairment evaluation whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If these restaurant-level assets were not impaired, depreciation of the assets would have been recorded and included in EBITDA. Therefore, store impairment charges were a non-cash item similar to depreciation and amortization of our long-lived assets of restaurants. The Company believes that investors and analyst may find it useful in measuring operating performance without regard to such non-cash item.

These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.

Unit Count by Brand

KFC

	12/31/2022	New Builds	Closures	Refranchised	9/30/2023
Company-owned	8,214	868	(164)	(3)	8,915
Franchisees	880	131	(12)	3	1,002
Total	9,094	999	(176)	—	9,917

Pizza Hut

	12/31/2022	New Builds	Closures	Refranchised	9/30/2023
Company-owned	2,760	366	(77)	(2)	3,047
Franchisees	143	12	(2)	2	155
Total	2,903	378	(79)	—	3,202

Others

	12/31/2022	New Builds	Closures	9/30/2023
Company-owned	187	59	(16)	230
Franchisees	763	84	(94)	753
Total	950	143	(110)	983

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

	Quarter Ended 9/30/2023
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$2,154	$591	$14	$—	$—	$2,759
Franchise fees and income	16	2	5	—	—	23
Revenues from transactions with franchisees(2)	12	1	20	67	—	100
Other revenues	4	5	162	12	(151)	32
Total revenues	$2,186	$599	$201	$79	$(151)	$2,914
Company restaurant expenses	1,754	516	20	—	(1)	2,289
General and administrative expenses	68	30	11	60	—	169
Franchise expenses	8	1	—	—	—	9
Expenses for transactions with franchisees(2)	11	1	17	66	—	95
Other operating costs and expenses	3	4	160	12	(150)	29
Total costs and expenses, net	1,844	552	208	138	(151)	2,591
Operating Profit (Loss)	$342	$47	$(7)	$(59)	$—	$323

Reconciliation of GAAP Operating Profit to Restaurant Profit

	Quarter Ended 9/30/2023
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated	Elimination	Total
GAAP Operating Profit (Loss)	$342	$47	$(7)	$(59)	$—	$323
Less:
Franchise fees and income	16	2	5	—	—	23
Revenues from transactions with franchisees	12	1	20	67	—	100
Other revenues	4	5	162	12	(151)	32
Add:
General and administrative expenses	68	30	11	60	—	169
Franchise expenses	8	1	—	—	—	9
Expenses for transactions with franchisees	11	1	17	66	—	95
Other operating costs and expenses	3	4	160	12	(150)	29
Restaurant profit (loss)	$400	$75	$(6)	$—	$1	$470
Company sales	2,154	591	14	—	—	2,759
Restaurant margin %	18.6%	12.7%	(36.1)%	N/A	N/A	17.0%

	Quarter Ended 9/30/2022
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,992	$556	$13	$—	$—	$2,561
Franchise fees and income	15	2	5	—	—	22
Revenues from transactions with franchisees(2)	9	1	11	59	—	80
Other revenues	1	2	157	12	(150)	22
Total revenues	$2,017	$561	$186	$71	$(150)	$2,685
Company restaurant expenses	1,582	481	18	—	—	2,081
General and administrative expenses	63	27	12	55	—	157
Franchise expenses	8	1	—	—	—	9
Expenses for transactions with franchisees(2)	8	1	9	58	—	76
Other operating costs and expenses	1	2	155	10	(150)	18
Closures and impairment expenses, net	3	—	1	—	—	4
Other expenses, net	24	—	—	—	—	24
Total costs and expenses, net	1,689	512	195	123	(150)	2,369
Operating Profit (Loss)	$328	$49	$(9)	$(52)	$—	$316

Reconciliation of GAAP Operating Profit to Restaurant Profit

	Quarter Ended 9/30/2022
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated	Elimination	Total
GAAP Operating Profit (Loss)	$328	$49	$(9)	$(52)	$—	$316
Less:
Franchise fees and income	15	2	5	—	—	22
Revenues from transactions with franchisees	9	1	11	59	—	80
Other revenues	1	2	157	12	(150)	22
Add:
General and administrative expenses	63	27	12	55	—	157
Franchise expenses	8	1	—	—	—	9
Expenses for transactions with franchisees	8	1	9	58	—	76
Other operating costs and expenses	1	2	155	10	(150)	18
Closures and impairment expenses, net	3	—	1	—	—	4
Other expenses, net	24	—	—	—	—	24
Restaurant profit (loss)	$410	$75	$(5)	$—	$—	$480
Company sales	1,992	556	13	—	—	2,561
Restaurant margin %	20.6%	13.4%	(30.6)%	N/A	N/A	18.8%

	Year to Date Ended 9/30/2023
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$6,274	$1,728	$46	$—	$—	$8,048
Franchise fees and income	48	6	15	—	—	69
Revenues from transactions with franchisees(2)	33	3	56	190	—	282
Other revenues	13	13	468	32	(440)	86
Total revenues	$6,368	$1,750	$585	$222	$(440)	$8,485
Company restaurant expenses	5,055	1,502	56	—	(2)	6,611
General and administrative expenses	203	89	32	161	—	485
Franchise expenses	24	3	1	—	—	28
Expenses for transactions with franchisees(2)	29	3	50	188	—	270
Other operating costs and expenses	11	11	463	30	(438)	77
Closures and impairment expenses, net	9	5	3	—	—	17
Other expenses (income), net	2	—	—	(1)	—	1
Total costs and expenses, net	5,333	1,613	605	378	(440)	7,489
Operating Profit (Loss)	$1,035	$137	$(20)	$(156)	$—	$996

Reconciliation of GAAP Operating Profit to Restaurant Profit

	Year to Date Ended 9/30/2023
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated	Elimination	Total
GAAP Operating Profit (Loss)	$1,035	$137	$(20)	$(156)	$—	$996
Less:
Franchise fees and income	48	6	15	—	—	69
Revenues from transactions with franchisees	33	3	56	190	—	282
Other revenues	13	13	468	32	(440)	86
Add:
General and administrative expenses	203	89	32	161	—	485
Franchise expenses	24	3	1	—	—	28
Expenses for transactions with franchisees	29	3	50	188	—	270
Other operating costs and expenses	11	11	463	30	(438)	77
Closures and impairment expenses, net	9	5	3	—	—	17
Other expenses (income), net	2	—	—	(1)	—	1
Restaurant profit (loss)	$1,219	$226	$(10)	$—	$2	$1,437
Company sales	6,274	1,728	46	—	—	8,048
Restaurant margin %	19.4%	13.1%	(21.6)%	N/A	N/A	17.9%

	Year to Date Ended 9/30/2022
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$5,554	$1,541	$40	$—	$—	$7,135
Franchise fees and income	44	6	15	—	—	65
Revenues from transactions with franchisees(2)	24	3	29	163	—	219
Other revenues	6	6	407	31	(388)	62
Total revenues	$5,628	$1,556	$491	$194	$(388)	$7,481
Company restaurant expenses	4,632	1,370	55	—	2	6,059
General and administrative expenses	191	84	36	138	—	449
Franchise expenses	23	3	1	—	—	27
Expenses for transactions with franchisees(2)	22	3	24	163	—	212
Other operating costs and expenses	4	5	406	28	(390)	53
Closures and impairment expenses, net	11	1	8	—	—	20
Other expenses (income), net	75	—	—	(2)	—	73
Total costs and expenses, net	4,958	1,466	530	327	(388)	6,893
Operating Profit (Loss)	$670	$90	$(39)	$(133)	$—	$588

Reconciliation of GAAP Operating Profit to Restaurant Profit

	Year to Date Ended 9/30/2022
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated	Elimination	Total
GAAP Operating Profit (Loss)	$670	$90	$(39)	$(133)	$—	$588
Less:
Franchise fees and income	44	6	15	—	—	65
Revenues from transactions with franchisees	24	3	29	163	—	219
Other revenues	6	6	407	31	(388)	62
Add:
General and administrative expenses	191	84	36	138	—	449
Franchise expenses	23	3	1	—	—	27
Expenses for transactions with franchisees	22	3	24	163	—	212
Other operating costs and expenses	4	5	406	28	(390)	53
Closures and impairment expenses, net	11	1	8	—	—	20
Other expenses (income), net	75	—	—	(2)	—	73
Restaurant profit (loss)	$922	$171	$(15)	$—	$(2)	$1,076
Company sales	5,554	1,541	40	—	—	7,135
Restaurant margin %	16.6%	11.1%	(36.3)%	N/A	N/A	15.1%

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)
Amounts have not been allocated to any segment for purpose of making operating decision or assessing financial performance as the transactions are deemed corporate revenues and expenses in nature.
(2)
Primarily includes revenues and associated expenses of transactions with franchisees derived from the Company’s central procurement model whereby the Company centrally purchases substantially all food and paper products from suppliers and then sells and delivers to KFC and Pizza Hut restaurants, including franchisees.